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                                                                     EXHIBIT 11

            COUSINS PROPERTIES INCORPORATED AND CONSOLIDATED ENTITIES
                       COMPUTATION OF NET INCOME PER SHARE
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1997

                   ($ in thousands, except per share amounts)




                                           1997           1996          1995           1994           1993
                                       ----------     ----------     ----------     ----------     ----------

BASIC:
    Net income                         $   37,277     $   41,016     $   26,342     $   26,895     $   11,965
    Weighted average shares            29,267,239     28,520,178     27,983,180     27,844,341     22,781,485
    Basic net income per share         $     1.27     $     1.44     $      .94     $      .97     $      .53

DILUTED:
    Net income                         $   37,277     $   41,016     $   26,342     $   26,895     $   11,965
    Dilutive potential common shares      425,504        218,194        163,413        103,604        106,595
    Adjusted weighted average shares   29,692,743     28,738,372     28,146,593     27,947,945     22,888,080
    Diluted net income per share       $     1.26     $     1.43     $      .94     $      .96     $      .52


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